Exhibit 10.24
FOUNDRY NETWORKS, INC.
2006 STOCK INCENTIVE PLAN
STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS
     This Stock Unit Agreement (the “Agreement”) is made and entered into as of ___, 200___by and between Foundry Networks, Inc., a Delaware corporation (the “Company”), and ___pursuant to the Foundry Networks, Inc. 2006 Stock Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is attached to, and made a part of, this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.
     In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
     1. Restricted Stock Units. Pursuant to the Plan, the Company hereby grants to you, and you hereby accept from the Company, ______stock units, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share (the “Restricted Stock Units”), on the terms and conditions set forth herein, including applicable country-specific terms and conditions contained in Appendix A attached hereto, and in the Plan.
     2. Vesting of Restricted Stock Units. So long as your Service continues, the Restricted Stock Units shall vest in accordance with the following schedule: 12.5% of the total number of Restricted Stock Units shall vest on ___, 200___(the 6-month anniversary of the vesting commencement date) and 1/48th of the total number of Restricted Stock Units shall vest on each monthly anniversary thereafter.
     3. Termination of Service. In the event of the termination of your Service for any reason, all unvested Restricted Stock Units shall be immediately forfeited without consideration.
     4. Settlement of Restricted Stock Units. Restricted Stock Units shall be automatically settled in Shares upon vesting of such Restricted Stock Units, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until you have satisfied any obligations in connection with Tax-Related Items (as defined in Section 5 below) and such issuance otherwise complies with all applicable laws, rules or regulations. Prior to the time the Restricted Stock Units are settled upon vesting, you will have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company.
     5. Tax-Related Items. Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to structure the terms of the Restricted Stock Unit award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.
     Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following:
(a)	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(b)	withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Restricted Stock Units, or

(c)	arranging for the sale of Shares issued upon vesting/settlement of the Restricted Stock Units (on your behalf and at your direction pursuant to this authorization), or

(d)	withholding in Shares issued upon vesting/settlement of the Restricted Stock Units, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount or such other amount as may be necessary to avoid adverse accounting treatment.
     If the obligation for Tax-Related Items is satisfied by withholding in Shares, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Restricted Stock Units.
     Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company shall not be required to issue Shares pursuant to this Agreement unless and until you comply with your obligations in connection with the Tax-Related Items as described in this Section.
     6. Non-Transferability of Restricted Stock Units. The Restricted Stock Units shall not be transferable other than by will or the laws of descent and distribution. The designation of a beneficiary does not constitute a transfer. The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
     7. Restriction on Transfer. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Restricted Stock Units have been registered under the Securities Act or have been registered or qualified under the securities laws of any state or foreign jurisdiction, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law.
     8. Nature of Restricted Stock Unit Award. In accepting the Restricted Stock Unit award, you acknowledge:
          (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
          (b) the Restricted Stock Unit award is voluntary and occasional and does not create any contractual or other right to receive future Restricted Stock Unit awards, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;
          (c) all decisions with respect to future Restricted Stock Unit awards, if any, will be at the sole discretion of the Company;
          (d) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;
          (e) you are voluntarily participating in the Plan;
          (f) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any;
          (g) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
          (h) in the event that you are not an employee of the Company, the Restricted Stock Unit award and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company; and, furthermore, the Restricted Stock Unit award will not be interpreted to form an employment contract with any Subsidiary or Affiliate of the Company;

          (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
          (j) the value of the Shares acquired upon vesting/settlement of the Restricted Stock Units may increase or decrease in value;
          (k) in consideration of the Restricted Stock Unit award, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or Shares subject to the Restricted Stock Units resulting from termination of your Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by executing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;
          (l) in the event of termination of continuing Service with the Company or any Parent, Subsidiary or Affiliate (whether or not in breach of local labor laws), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer providing continuing Service and will not be extended by any notice period mandated under local law (e.g., continuing Service would not include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Restricted Stock Units award;
          (m) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares;
          (n) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
     9. Stock Certificate Restrictive Legends. Stock certificates evidencing the Shares issued pursuant to the Restricted Stock Units may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.
     10. Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to the Restricted Stock Units may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities and other laws, including the country-specific terms and conditions contained in Appendix A attached hereto.

     11. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Restricted Stock Unit award materials by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
     You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     You understand that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
     12. Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a stockholder of the Company unless and until the Restricted Stock Units are settled upon vesting.
     13. No Employment Rights. Neither the Plan nor this Restricted Stock Unit award shall be deemed to give you a right to remain an Employee, Consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause, and for any reason, subject to applicable laws.
     14. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the Company at its principal corporate offices and to you at the address maintained for you in the Company’s records.
     15. Electronic Delivery. Notwithstanding the provisions of Section 14 above, the Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit award under and participation in the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or to request my consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
     16. Entire Agreement; Enforcement of Rights. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
     17. Governing Law and Choice of Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Restricted Stock Unit award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A or the federal courts for the United States for the Northern District of California, and no other courts, where this Restricted Stock Unit award is made and/or to be performed.
     18. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
     19. Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of you under this Agreement may not be assigned without the prior written consent of the Company.
     20. Language. If you have received the Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different in substance than the English version, the English version will control.

     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
* * * *
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this ___day of ___, 200__.
FOUNDRY NETWORKS, INC.

By:

(Signature)

Name:

Title:

RECIPIENT:

By:

(Signature)

Address:

Telephone Number:

Email Address:

I, ___, spouse of ___, have read and hereby approve the foregoing Agreement. In consideration of the Company’s granting my spouse the right to the Restricted Stock Units as set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or other such interest that I may have in the Restricted Stock Units and the underlying Shares shall hereby be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Spouse of Recipient
(Appendix A Follows)

FOUNDRY NETWORKS, INC.
2006 STOCK INCENTIVE PLAN
STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS
APPENDIX A
This Appendix A has been prepared to provide Participants with country-specific terms and conditions and additional relevant information regarding your Restricted Stock Unit award under the Foundry Networks, Inc. 2006 Stock Incentive Plan (the “Plan”).
The additional relevant information provided in this Appendix is based on the laws in effect as of June 2008. Such laws often are complex and change frequently. As a result, the additional relevant information contained in the Appendix may be out-of-date at the time your Restricted Stock Units vest or you sell Shares acquired under the Plan.
In addition, the Appendix is general in nature. It may not apply to a particular tax or financial situation, and the Company is not in a position to assure you of any particular result. Accordingly, please seek appropriate professional advice with respect to any questions about your specific situation.
If you are a citizen or resident of another country for local law purposes, the information contained in the Appendix may not be applicable.
AUSTRALIA
Restricted Stock Units Payable Only in Shares
 Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the Restricted Stock Units award does provide any right for you to receive a cash payment and the Restricted Stock Units are payable in Shares only.
Securities Law Notification
 If you vest in your Restricted Stock Units, receive Shares and subsequently offer the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.
Exchange Control Notification
 Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you will have to file the report.

BRAZIL
Intent to Comply with Law
 By accepting your Restricted Stock Unit award, you acknowledge and agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of your Restricted Stock Units, the sale of Shares obtained at the vesting of your Restricted Stock Units and the receipt of any dividends.
Exchange Control Notification
 If you hold assets and rights outside Brazil with an aggregate value exceeding US$100,000, you will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares of the Company acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.
CANADA
Restricted Stock Units Payable Only in Shares
 Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the Restricted Stock Unit award does not provide any right for you to receive a cash payment and the Restricted Stock Units are payable in Shares only.
Securities Law Notification
 You are permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on NasdaqGS.
The following additional provisions apply to residents of Quebec:
Consent to Receive Information in English
 The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

CHINA
Immediate Sale Restriction
 Notwithstanding anything to the contrary in the Plan or Agreement, due to exchange control laws in China, the Company may require all Shares acquired at vesting of the Restricted Stock Units to be immediately sold on your behalf and you authorize this immediate sale by signing this Agreement.
Exchange Control Notification
 You understand and agree that, due to exchange control laws in China, you will be required to immediately repatriate to China the cash proceeds from the sale of any Shares. You further understand that such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or a Subsidiary or Affiliate of the Company, and you hereby consent and agree that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to you.
FRANCE
Governing Language
 If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
En signant et renvoyant le Contrat d’Attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, l’Avis le Contrat d’Attribution et cette Annexe) qui lui ont été communiqués en langue anglaise. Le Participant en accepte les termes en connaissance de cause.
By signing and returning this Agreement, you confirm having read and understood the documents relating to this Award (the Plan, the Notice, the Agreement and this Appendix), which were provided in the English language. You accept the terms of those documents accordingly.
Exchange Control Notification
 You may hold Shares obtained under the Plan outside of France provided that you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities imported or exported without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600 for 2008.
Tax Notification
 Restricted Stock Units granted under the Plan are not intended to qualify for favorable tax and social charge treatment in France.

GERMANY
Exchange Control Notification
 Cross-border payments in excess of €12,500 must be reported monthly to the Central Bank (“Landeszentralbanken”). If you use a German commercial bank to effectuate a cross-border payment in excess of €12,500 in connection with the purchase or sale of securities, the bank will make the report.
In addition, in the unlikely event that you hold Shares exceeding 10% of the total capital of the Company, you must report your individual holdings in the Company on an annual basis.
HONG KONG
Securities Law Notification
 This Restricted Stock Unit award and the Shares to be issued at vesting of the Restricted Stock Units are available only to employees of the Company and any of its Subsidiaries and Affiliates participating in the Plan and do not constitute a public offer of securities.
Please be aware that the contents of the Agreement and this Appendix have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to Restricted Stock Unit award. If you are in any doubt about any of the contents of the Agreement or this Appendix, you should obtain independent professional advice.
Nature of Scheme
 The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the Restricted Stock Unit award shall be void.
INDIA
Fringe Benefit Tax
 In accepting the Restricted Stock Unit award, you consent and agree to assume any and all liability for fringe benefit tax (“FBT”) that may be payable by the Company and/or the Employer in connection with your Restricted Stock Units. You further understand that your Restricted Stock Unit award is contingent upon your agreement to assume liability for FBT payable on the Restricted Stock Units.
In accepting the Restricted Stock Unit award, you agree that the Company and/or the Employer may collect the FBT from you by any of the means set forth in Section 5 of the Agreement or by any other reasonable method established by the Company and/or the Employer. You also agree to execute any other consents or elections required to accomplish the foregoing, promptly upon request by the Company and/or the Employer.
Exchange Control Notification
 You understand that you must repatriate to India any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares and convert the funds into local currency within ninety (90) days of receipt. You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.
ITALY
Exchange Control Notification
 To participate in the Plan, you must comply with exchange control regulations in Italy. Exchange control reporting is required for cash transfers to or from Italy in excess of €10,000 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. In addition, exchange control reporting is required if you hold foreign investments outside of Italy in excess of €10,000 or the equivalent amount in U.S. dollars. If reporting is required, it must be done on your individual tax return.
Plan Document Acknowledgment
 By accepting this Restricted Stock Unit grant, you further acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.
In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approved the following clauses in the Plan and the Agreement: Section 5, Section 8, Section 11 (as replaced by the above consent), Section 17, and Section 20.
JAPAN
Exchange Control Notification
 If you intend to acquire Shares whose value exceeds ¥100 million in a single transaction, you must file an ex post facto Report Concerning Acquisition of Shares with the Ministry of Finance within 20 days of acquiring the Shares.
KOREA
Exchange Control Notification
 If you realize US$500,000 or more from the sale of Shares, you must repatriate the sale proceeds to Korea within eighteen months of the sale.
MEXICO
Labor Law Acknowledgement
 These provisions supplement the labor law acknowledgement contained in the Agreement:
By accepting the Restricted Stock Units, you acknowledge your understanding and agreement that: (i) the Restricted Stock Units are not related to the salary and other contractual benefits granted to you by your Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement
 The Restricted Stock Units award the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 4980 Great America Parkway, Santa Clara, CA 95054, USA, is solely responsible for the administration of the Plan and participation in the Plan and, in Optionee’ case, the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is [INSERT NAME OF MEXICAN ENTITY(IES) WITH OPTIONEE IN MEXICO], as applicable, nor does it establish any rights between Optionee and the Employer.
Plan Document Acknowledgment
 By accepting the Restricted Stock Units award, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.
In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the Nature of Restricted Stock Unit Award, Section 8 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries and Affiliates are not responsible for any decrease in the value of the Shares underlying the Restricted Stock Units.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and its Subsidiaries and Affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral
 Estas disposiciones complementan el reconocimiento de la ley laboral contenido en el Acuerdo:
Al aceptar las Unidades de Acción Restringida, usted reconoce y acuerda que: (i) las Unidades de Acción Restringida no se encuentran relacionadas con el salario ni con otros beneficios contractuales concedidos a usted por su Empleador; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de empleo.
Declaración de Política
 El otorgamiento de Unidades de Acción Restringida de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

La Compañía, con oficinas registradas ubicadas en 4980 Great America Parkway, Santa Clara, California 95054, EE.UU., es la única responsable de la administración del Plan y de la participación en el mismo y, en el caso de la persona que tenga el derecho a optar, la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es [INSERT NAME OF MEXICAN ENTITY(IES) WITH OPTIONEE IN MEXICO], como fuese aplicable, así como tampoco establece ningún derecho entre la persona que tenga el derecho a optar y el Empleador.
Reconocimiento del Documento del Plan
 Al aceptar el otorgamiento de las Unidades de Acción Restringida, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al firmar el Acuerdo, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Naturaleza del Otorgamiento de Unidad de Acción Restringida, Apartado 8 del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias y Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.
Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a sus Subsidiarias y Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
Notification Regarding Prohibition Against Insider Trading
 If you are a resident of the Netherlands, you should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued pursuant to the Plan. In particular, you may be prohibited from effectuating certain transactions involving Shares if you possess insider information regarding the Company.
Below is a discussion of the applicable restrictions. You are advised to read the discussion carefully to determine whether the insider rules could apply to you. If it is uncertain whether the insider rules apply, the Company recommends that your consult your personal legal advisor. Please note that the Company cannot be held liable if you violate the Dutch insider-trading rules. You are solely responsible for ensuring your own compliance with these rules.
Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or its Dutch Subsidiary or Affiliate who has inside information as described above.
NEW ZEALAND
There are no country specific provisions.
SAUDI ARABIA
Securities Law Notification
 The Restricted Stock Unit award was made in the United States of America, is subject to the laws of the State of California and any issuance of Shares pursuant to it will be conducted through a stockbroker in the United States of America.
SINGAPORE
Securities Law Notification
 The Restricted Stock Unit award is being made on a private basis and is, therefore, exempt from registration in Singapore.
Director Notification
 If you are a director, associate director or shadow director of a Singaporean Subsidiary or Affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or Affiliate in writing when you receive an interest (e.g., Awards, Shares) in the Company or any related companies. In addition, you must notify the Singaporean Subsidiary or Affiliate when you sell Shares of the Company or any related company (including when you sell Shares acquired through exercise of the Option). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two days of becoming a director.
SPAIN
Exchange Control Notification
 When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.
If you acquire Shares under the Plan and wish to import the ownership title of such Shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Direccion General de Política Comercial y de Inversiones Extranjeras (“DGPCIE”).

Labor Law Acknowledgement
 The following provision supplements Section 8 of the Agreement:
By accepting the Restricted Stock Unit award, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries or Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Restricted Stock Unit award will not economically or otherwise bind the Company or any of its Subsidiaries or Affiliates on an ongoing basis. Consequently, you understand that any Restricted Stock Unit award is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary Restricted Stock Unit award since the future value of the Restricted Stock Units and Shares is unknown and unpredictable. In addition, you understand that this Restricted Stock Unit award would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Restricted Stock Unit award or right to the Restricted Stock Units shall be null and void.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
There are no country-specific provisions.
TAIWAN
Exchange Control Notification
 You may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification.
There is no need to aggregate all remittances into Taiwan when calculating the limitation. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

UNITED ARAB EMIRATES
Securities Law Notification
 The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company’s Subsidiary or Affiliate in the United Arab Emirates.
UNITED KINGDOM
Tax Acknowledgment
 The following provision supplements Section 5 of the Agreement:
As a condition of the Restricted Stock Unit award, you agree to accept any liability for secondary Class 1 NICs (“Employer NICs”) which may be payable by the Company or the employer (“Employer”) with respect to the issuance of the Shares or otherwise payable in connection with the right to acquire Shares under the Plan. To accomplish the foregoing, you agree to execute a joint election with the Company and/or the Employer (the “Election”), the form of such Election being formally approved by HM Revenue and Customs (“HMRC”), and any other consent or elections required to accomplish the transfer of the Employer NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You agree to enter into an Election prior to the vesting of the Restricted Stock Units.
You agree that if the Employer or the Company does not account for and withhold the amount of income tax that you owe due to the vesting of the Restricted Stock Units, settlement in Shares or as otherwise provided in the Agreement and/or the Plan, or release, assignment or cancellation of the Restricted Stock Units (the “Taxable Event”) from you within 90 days after the Taxable Event, then the amount that should have been accounted for and withheld from you shall constitute a loan owed by you to the Employer effective 90 days after the Taxable Event. You agree that the loan will bear interest at the UK statutory rate and it will be immediately due and repayable by you and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from your salary, bonus or any other funds due by you to Employer, by withholding in Shares acquired upon vesting of the Restricted Stock Units, acquisition of Shares pursuant to any other Award under the Plan, purchase of Shares or by demanding cash or a check from you.
Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of this provision will not apply. In the event that you are an officer or executive director and Tax-Related Items are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and NICs may be payable. You acknowledge the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 5 of the Agreement. You also authorize the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.